                                                                   EXHIBIT 10.1


                  BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC
                           SUPPLIES DISTRIBUTORS, INC.
                       PRIORITY FULFILLMENT SERVICES, INC.
                                  PFSWEB, INC.
                        INVENTORY FINANCING PARTNERS, LLC

                        AGREEMENT FOR INVENTORY FINANCING

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS; ATTACHMENTS                                          4
1.1.   Special Definitions                                                   4
1.2.   Other Defined Terms                                                  12
1.3.   Attachments                                                          12
SECTION 2. CREDIT LINE/FINANCE CHARGES/OTHER CHARGES                        12
2.1.   Credit Line                                                          12
2.2.   Product Advances                                                     12
2.3.   PRO Advances                                                         13
2.4.   Finance and Other Charges                                            14
2.5.   Borrower Account Statements                                          14
2.6.   Shortfall                                                            15
2.7.   Application of Payments                                              15
2.8.   Prepayment and Reborrowing By Borrower                               15
SECTION 3. CREDIT LINE ADDITIONAL PROVISIONS                                15
3.1.   Authorization to File; Power of Attorney                             15
SECTION 4. SECURITY -- COLLATERAL                                           16
4.1.   Grant                                                                16
4.2.   Further Assurances                                                   17
SECTION 5. CONDITIONS PRECEDENT                                             17
5.1.   Conditions Precedent to the Effectiveness of this Agreement          17
5.2.   Conditions Precedent to Each Advance                                 19
SECTION 6. REPRESENTATIONS AND WARRANTIES                                   19
6.1.   Organization and Qualifications                                      19
6.2.   Rights in Collateral; Priority of Liens                              19
6.3.   No Conflicts                                                         20
6.4.   Enforceability                                                       20
6.5.   Locations of Offices, Records and Inventory                          20
6.6.   Fictitious Business Names                                            20
6.7.   Organization                                                         20
6.8.   No Judgments or Litigation                                           20
6.9.   No Defaults                                                          20
6.10.  Labor Matters                                                        21
6.11.  Compliance with Law                                                  21
6.12.  ERISA                                                                21
6.13.  Compliance with Environmental Laws                                   21
6.14.  Intellectual Property                                                21
6.15.  Licenses and Permits                                                 22
6.16.  Investment Company                                                   22
6.17.  Taxes and Tax Returns                                                22
6.18.  Status of Collateral                                                 22
6.19.  Affiliate/Subsidiary Transactions                                    22
6.20.  Accuracy and Completeness of Information                             22
6.21.  Recording Taxes                                                      22
6.22.  Indebtedness                                                         23
6.23   Not Consumer Transaction                                             23

SECTION 7. AFFIRMATIVE COVENANTS                                            23
7.1.   Financial and Other Information                                      23
7.2.   Location of Borrower and Collateral                                  25
7.3.   Changes in Loan Parties                                              25
7.4.   Legal Entity Existence                                               26
7.5.   ERISA                                                                26
7.6.   Environmental Matters                                                26
7.7.   Collateral Books and Records/Collateral Audit                        26
7.8.   Insurance; Casualty Loss                                             27
7.9.   Taxes                                                                27
7.10.  Compliance With Laws                                                 28
7.11.  Fiscal Year                                                          28
7.12.  Intellectual Property                                                28
7.13.  Maintenance of Property                                              28
7.14.  Collateral                                                           28
7.15.  Additional Collateral, etc.                                          29
7.16.  Subsidiaries.                                                        29
7.17.  Financial Covenants; Additional Covenants.                           29
7.18.  Transaction Documents.                                               29
SECTION 8. NEGATIVE COVENANTS                                               29
8.1.   Liens                                                                29
8.2.   Disposition of Assets                                                29
8.3    Transaction Documents                                                29
8.4.   Changes in Borrower and Guarantor                                    30
8.5.   Guaranties                                                           30
8.6.   Restricted Payments                                                  30
8.7.   Investments                                                          30
8.8.   Affiliate/Subsidiary Transactions                                    31
8.9.   ERISA                                                                31
8.10.  Additional Negative Pledges                                          31
8.11.  Storage of Collateral                                                31
8.12.  Use of Proceeds                                                      31
8.13.  Indebtedness                                                         31
8.14.  Loans                                                                32
8.15   Title to Collateral.                                                 32
SECTION 9. DEFAULT                                                          32
9.1.   Event of Default                                                     32
9.2.   Acceleration.                                                        34
9.3.   Remedies                                                             34
9.4.   Waiver                                                               35
SECTION 10. MISCELLANEOUS                                                   35
10.1.  Term; Termination                                                    35
10.2.  Indemnification                                                      35
10.3.  Additional Obligations                                               35
10.4.  LIMITATION OF LIABILITY                                              35
10.5.  Alteration/Waiver                                                    36
10.6.  Severability                                                         36
10.7.  One Loan                                                             36
10.8.  Additional Collateral                                                36
10.9.  No Merger or Novations                                               36
10.10. Paragraph Titles                                                     37
10.11. Binding Effect; Assignment                                           37
10.12. Obligations                                                          37
10.13. Notices; E-Business Acknowledgment                                   37
10.14. Counterparts                                                         39
10.15. Attachment A Modifications.                                          39
10.16. SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW             39
10.17. JURY TRIAL WAIVER.                                                   39

                                  AGREEMENT FOR
                               INVENTORY FINANCING

     This AGREEMENT FOR INVENTORY FINANCING (as amended, supplemented or otherwise modified from time to time, this "Agreement") is hereby made this 29th day of March, 2002 and amends and restates the Inventory and Working Capital Financing Agreement dated September 27, 2001 by and among IBM CREDIT CORPORATION, a Delaware corporation with a place of business at 4000 Executive Parkway, Third Floor, San Ramon, CA 94583 ("IBM Credit"), BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC, a limited liability company duly organized under the laws of the state of Delaware, with its principal place of business at 500 North Central Expressway, Plano, TX 75074 ("Holdings"), INVENTORY FINANCING PARTNERS, LLC, a limited liability company duly organized under the laws of the state of Delaware, with its principal place of business at 500 North Central Expressway, Plano, TX 75074 ("IFP"), SUPPLIES DISTRIBUTORS, INC. (formerly known as BSD Acquisition Corp.), a corporation duly organized under the laws of the state of Delaware, with its principal place of business at 500 North Central Expressway, Plano, TX 75074 ("Borrower"), PRIORITY FULFILLMENT SERVICES, INC., a corporation duly organized under the laws of the state of Delaware, with its principal place of business at 500 North Central Expressway, Plano, TX 75074 ("PFS") and PFSWEB, INC., a corporation duly organized under the laws of the state of Delaware, with its principal place of business at 500 North Central Expressway, Plano, TX 75074 ("PFSweb") (Borrower, Holdings, IFP, PFS, PFSweb, and any other entity that executes this Agreement or any Other Document, including without limitation all Guarantors, are each individually referred to as a "Loan Party" and collectively referred to as "Loan Parties").

                                   WITNESSETH

     WHEREAS, IBM Credit and Loan Parties are parties to that certain Inventory and Working Capital Existing Financing Agreement dated September 27, 2001 (as heretofore amended, the "Existing Financing Agreement");

     WHEREAS, Loan Parties desire to enter into a financing facility with Congress Financial Corporation (Southwest), with a place of business located at 1201 Main Street, Dallas, Texas 75202 ("Congress") for the purpose of Congress financing the Borrower's working capital requirements and IBM Credit is willing to amend and restate the Existing Financing Agreement to discontinue financing the working capital needs of Borrower on the terms and conditions set forth herein;

     WHEREAS, in the course of Borrower's operations, Borrower intends to purchase from Persons approved in writing by IBM Credit for the purposes of this Agreement (the "Authorized Suppliers") computer hardware and software products, including printer supplies, media supplies, print head bands and other printing-related products, manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the "Products") (as of the date hereof the Authorized Suppliers are as set forth on Attachment E hereto);

     WHEREAS, pursuant to an IBM Transaction Management Services Agreement dated as of August 14, 2001 as amended between Borrower and PFS ("PFS Agreement") and the Master Distributor Agreement dated August 14, 2001 as amended by and among International Business Machines Corporation ("IBM"), PFS, and Borrower, ("IBM Agreement"), PFS provides various transaction management services to Borrower including, but not limited to, distribution of Products to Borrower's customers, preparation and delivery of invoices for the sale of Products to Borrower's customers, and performance of certain accounting functions related thereto including the collection of accounts receivable;

     WHEREAS, Borrower has requested that IBM Credit finance its purchase of Products from such Authorized Suppliers and IBM Credit is willing to provide such financing to Borrower subject to the terms and conditions set forth in this Agreement.


                                    3 of 40

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                       SECTION 1. DEFINITIONS; ATTACHMENTS

1.1. SPECIAL DEFINITIONS. The following terms shall have the following respective meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance": any loan or other extension of credit by (or committed to be made by) IBM Credit to or on behalf of Borrower pursuant to this Agreement including, without limitation, (i) Product Advances and (ii) PRO Advances.

"Affiliate": with respect to any Person, any other Person (the "Affiliate") meeting one of the following: (i) at least 10% of the Affiliate's equity is owned, directly or indirectly, by such Person; (ii) at least 10% of such Person's equity is owned, directly or indirectly, by the Affiliate; or (iii) at least 10% of such Person's equity and at least 10% of the Affiliate's equity is owned, directly or indirectly, by the same Person or Persons. All of Loan Parties' officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of such Loan Party for purposes of this Agreement.

"Agreement": as defined in the caption.

"Amended and Restated Holdings Stock Pledge Agreement": the amended and restated stock pledge agreement dated March 29, 2002 between Holdings and IBM Credit.

"Amended and Restated Notes Payable Subordination Agreement": as defined in
Section 5.1 hereof;

"Auditors": a nationally recognized firm of independent certified public accountants selected by Borrower, Holdings or PFSweb (as applicable) and satisfactory to IBM Credit.

"Authorized Officer": shall mean the chief executive officer, president, or vice president or such other officer or authorized member of any Loan Party who is authorized to execute on such Loan Party's behalf any certification and documents or give notices and other communications in connection with this Agreement and the transactions contemplated hereunder.

"Authorized Suppliers": as defined in the recitals of this Agreement.

"Available Credit": at any time, (1) the Maximum Advance Amount less (2) the Outstanding Advances at such time.

"Average Daily Balance": for each Advance for a given period of time, the sum of the unpaid principal of such Advance as of each day during such period of time, divided by the number of days in such period of time.

"Borrower": as defined in the caption.

"Borrowing Base": as defined in Attachment A.

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"BSD Europe": means Supplies Distributors, S.A and Business Supplies Distributors Europe BV.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.


                                    4 of 40

"Code": the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral": as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by Borrower to IBM Credit from time to time, as provided herein, signed by the chief executive officer or chief financial officer of Borrower or other Authorized Officer, substantially in the form and detail of Attachment F hereto, detailing and certifying, among other items: a summary of Borrower's inventory on hand financed by IBM Credit by quantity, type, model, Authorized Supplier's invoice price to Borrower and the total of the line item values for all inventory listed on the report, the amounts and aging of Borrower's accounts payable as of a specified date, all of Borrower's IBM Credit borrowing activity during a specified period and the total amount of Borrower's Borrowing Base as well as Borrower's Outstanding PRO Advances, Outstanding Product Advances, Available Credit and any Shortfall Amount as of a specified date.

"Commercial Tort Claim": a claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim
(i) arose in the course of the claimant's business or profession and (ii) does not include damages arising out of personal injury to or the death of the individual.

"Common Due Date": (1) the fifth day of a calendar month if the Product Financing Period or PRO Advance Term, whichever is applicable, expires on the first through tenth of such calendar month; (2) the fifteenth day of a calendar month if the Product Financing Period PRO Advance Term expires on the eleventh through twentieth of such calendar month; and (3) the twenty-fifth day of a calendar month if the Product Financing Period PRO Advance Term expires on the twenty-first through the last day of such calendar month.

"Compliance Certificate": a certificate substantially in the form of Attachment
C.

"Congress": as defined in the second "WHEREAS" clause hereof.

"Congress Credit Agreement": shall mean the Loan and Security Agreement dated March 29, 2002 between Borrower and Congress (as amended, modified, supplemented and any replacement thereof).

"Congress Intercreditor Agreement": shall mean that certain Intercreditor Agreement dated March 29, 2002 by and among Congress, IBM Credit and IBM Belgium Financial Services N.V. and acknowledged by Borrower, Holdings, PFS and PFSweb (as amended, modified, supplemented and any replacement thereof).

"Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Attachment B), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

"Credit Line": as defined in Section 2.1.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate": as defined on Attachment A.

"Deposit Account": a demand, time, savings, passbook, or similar account maintained with a bank.

"Domestic Subsidiary": a Subsidiary of any Loan Party that is incorporated in the United States or in the District of Columbia.


                                    5 of 40

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"Equity Interests": with respect to any Person, means (a) all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including, without limitation, shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability company interests in such Person, (d) all other equity or ownership interests in such Person of any other type and (e) all warrants, rights or options to purchase any of the foregoing.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default": as defined in Section 9.1.

"Financial Statements": the consolidated and consolidating balance sheets (including, without limitation, securities such as stocks and investment bonds), statements of operations, statements of cash flows and statements of changes in shareholder's equity for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"Floor Plan Lender": any Person who now or hereinafter provides inventory financing to Borrower, provided that such Person executes an intercreditor agreement or a subordination agreement with IBM Credit each in form and substance satisfactory to IBM Credit.

"Free Financing Period": for each Product Advance, the period, if any, in which IBM Credit does not charge Borrower a financing charge. IBM Credit shall calculate the Borrower's Free Financing Period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Borrower understands that IBM Credit may not offer, may change or may cease to offer a Free Financing Period for the Borrower's purchases of Products.

"Free Financing Period Exclusion Fee": as defined in Attachment A.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"General Intangibles": all "general intangibles" as such term is defined in the U.C.C and, in any event, including, without limitation, with respect to the Borrower, (a) all tax refunds, claims for tax refunds, and tax credits, (b) all permits, licenses, approvals, authorizations, consents, variances and certifications of any Governmental Authority, (c) all claims, tort claims and causes of action, (d) all property, casualty, liability, and other insurance of any kind or character, and all insurance claims and insurance refund claims, (e) all payment intangibles, (f) all lists, books, records, recorded knowledge, ledgers, files (whether in printed form or stored electronically), designs, blueprints, data, specifications, engineering reports, manuals, computer records, computer programs and computer software (including source codes), (g) all Internet domain names and web sites and related licenses and agreements, and
(h) all contracts, agreements, instruments and indentures in any form, and portions thereof, to which Borrower is a party or under which Borrower has any right, title or interest or to which Borrower or any property of Borrower is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of Borrower to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of Borrower to damages arising thereunder and (iii) all rights of Borrower to perform and to exercise all remedies thereunder.


                                    6 of 40

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Guarantor": means Holdings, PFSweb, PFS and any other party that delivers a guaranty in favor of IBM Credit.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"Holdings": as defined in the caption and a direct subsidiary of PFS and IFP.

"IBM Credit": as defined in the caption.

"IBM Belgium": means IBM Belgium Financial Services N.V.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases (including obligations under any leases such Person may enter into, now or in the future, with IBM Credit), (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties by such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Intellectual Property": as defined in Section 6.14.

"IFP": as defined in the caption and the owner of Fifty-one Percent (51%) of Holdings.

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

"Investment Property": the collective reference to (i) all "investment property" as such term is defined in the U.C.C. and (ii) whether or not constituting "investment property" as so defined, all Pledged Interests.

"Letter of Credit Right": any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"LIBOR": as of the date of determination, the thirty-day average of the one-month London Interbank Offered Rate as published by Bloomberg, L.P. ("Bloomberg") or any successor financial services for the previous calendar month or, in the event such average is no longer published by Bloomberg or any successor financial services, such other thirty (30) day average as IBM Credit may use for determining "LIBOR" in its reasonable discretion. LIBOR is based on a 360-day calendar year.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Loan Parties": as defined in the caption.


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

"Material Adverse Effect": a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition of any Loan Party, (2) on the aggregate value of the Collateral or the collateral granted to IBM Credit by any other Loan Party under the Other Documents ("Other Collateral") or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral or Other Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement or any Other Documents.

"Maximum Advance Amount": at any time, the lesser of (1) the Credit Line and (2) the Borrowing Base at such time.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from any Loan Party to IBM Credit.

"Open Approvals": Product Advances committed to be made by IBM Credit under this Agreement for which (1) Products have not been delivered by Authorized Supplier to Borrower or (2) Products have been delivered to Borrower but for which IBM Credit has not received the invoice associated with such Products from Authorized Supplier.

"Other Charges": as set forth in Attachment A.

"Other Documents": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by any Loan Party and delivered to IBM Credit, pursuant to this Agreement, including, without limitation, the amended and restated collateralized guaranty executed by Holdings in favor of IBM Credit, the amended and restated collateralized guaranty executed by PFS in favor of IBM Credit, the amended and restated corporate guaranty executed by PFSweb in favor of IBM Credit, the amended and restated notes payable subordination agreement between IBM Credit and PFS, the Amended and Restated Holdings Stock Pledge Agreement, the and all amendments, supplements and other modifications to the foregoing from time to time.

"Outstanding Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Outstanding PRO Advances and Outstanding Product Advances made by IBM Credit under this Agreement and (2) any finance charge, fee, expense or other amount related to Advances charged to Borrower's account with IBM Credit.

"Outstanding PRO Advances": at any time of determination, the sum of (1) the unpaid principal amount of all PRO Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to PRO Advances charged to Borrower's account with IBM Credit.

"Outstanding Product Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Product Advances made (including Open Approvals issued) by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Product Advances charged to Borrower's account with IBM Credit.

"Patents": (i) all letters patent including, without limitation, all utility patents, design patents, industrial designs and utility model registrations of the United States or any other country, or any political subdivision thereof and all reissues and extensions thereof, including, without limitation, those listed on Attachment B, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, those listed on Attachment B, and (iii) all rights to obtain any reissues, reexaminations, or extensions of the foregoing.



                                    8 of 40

"PBGC": as defined in Section 6.12.

"Permitted Indebtedness": shall mean any of the following:

(1) Indebtedness to IBM Credit;

(2) Indebtedness of BSD Europe (in the aggregate) to IBM Belgium and the guaranty thereof by Holdings in a principal amount not to exceed the lesser of
(a) (i) $27,000,000 Euro for the period from the date hereof through and including June 30, 2002 and (ii) $22,000,000 Euro for the period after June 30, 2002 and (b) the amount of the (in the aggregate) credit line between BSD Europe and IBM Belgium;

(3) Indebtedness described in Section VIII of Attachment B;

(4) Indebtedness to any Floor Plan Lender;

(5) Purchase Money Indebtedness;

(6) guaranties in favor of IBM Credit;

(7) other Indebtedness consented to by IBM Credit in writing prior to incurring such Indebtedness;

(8) unsecured Indebtedness in respect of any interest rate protection, future, option, swap, cap or hedge agreement or arrangement under which any Loan Party is a party or beneficiary;

(9) any Indebtedness in favor of Congress under the Congress Credit Agreement, as the same may be amended in accordance with the Congress Intercreditor Agreement which Indebtedness is subject to the Congress Intercreditor Agreement;

(10) the guaranties executed by Holdings, PFS, and PFSweb in favor of Congress;

(11) Guaranty executed by Borrower in favor of Fortis Commercial Finance N.V. guaranteeing the obligations of Supplies Distributors S.A. in an amount not to exceed 200,000 Euro; and

(12) Guaranty executed by PFSweb in favor of IBM.

"Permitted Liens": shall mean any of the following:

(1) Liens which are the subject of an intercreditor agreement, in effect from time to time between IBM Credit and any other secured creditor, including the Liens in favor of Congress under the Congress Credit Agreement or created pursuant thereto;

(2) Purchase Money Security Interests;

(3) Liens described in Section II of Attachment B;

(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(5) attachment or judgment Liens individually or in the aggregate not in excess of $250,000 (exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);


                                    9 of 40

(6) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;

(7) extensions and renewals of the foregoing Permitted Liens; provided that (A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(8) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower's business;

(9) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(10) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(11) Liens arising pursuant to this Agreement; and

(12) other Liens in favor of any Affiliate of IBM Credit or otherwise consented to by IBM Credit in writing prior to incurring such Lien.

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"PFS": as defined in the caption and a wholly owned subsidiary of PFSweb.

"PFS Agreement": as defined in the Recitals of this Agreement.

"PFSweb": as defined in the caption.

"Plans": as defined in Section 6.12.

"Pledged Interests": all Equity Interests of or in any Person that may be issued or granted to, or held or owned by , Borrower, including, without limitation, the Equity Interests described on Attachment B hereto, and all certificates representing such Equity Interests.

"Policies": all policies of insurance required to be maintained by Borrower under this Agreement or any of the Other Documents.

"Prime Rate": as of the date of determination, the average of the rates of interest announced by Citibank, N.A., Chase Manhattan Bank and Bank of America National Trust & Savings Association (or any other bank which IBM Credit uses in its normal course of business of determining Prime Rate) as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"PRO Advance": a PRO Advance, with a PRO Advance Term, made by IBM Credit to itself on behalf of Borrower to repay all or a portion of a Product Advance that is due and payable.



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"PRO Advance Date": the Business Day on which IBM Credit makes a PRO Advance under this Agreement.

"PRO Advance Term": for each PRO Advance, a period, in increments of ten days as specified by Borrower in the Request for PRO Advance with respect to such PRO Advance, but in no event in excess of thirty days, commencing on the PRO Advance Date for such PRO Advance.

"PRO Finance Charges": as defined on Attachment A.

"Proceeds": all "proceeds" as such term is defined in the UCC and, in any event, shall include, without limitation, all dividends, distributions and payments on, from or with respect to Investment Property.

"Products": as defined in the recitals of this Agreement.

"Product Advance": any advance of funds made or committed to be made by IBM Credit for the account of Borrower to an Authorized Supplier in respect of an invoice delivered or to be delivered by such Authorized Supplier to IBM Credit describing Products purchased by Borrower, including without limitation Open Approvals.

"Product Financing Charge": as defined on Attachment A.

"Product Financing Period": for each Product Advance, a period of days equal to that set forth in Attachment A from time to time, commencing on the invoice date of such Product Advance.

"Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets (other than assets manufactured or distributed by or bearing any trademark or trade name of any Authorized Supplier) to be used in the Borrower's business not to exceed the lesser of (1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness.

"Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Sales Agreements": shall mean collectively (i) the Agreement dated as of August 20, 2001 between IBM and the Borrower for Sales Force Services and (ii) the Sales Force Agreement dated as of August 20, 2001 between the Borrower and Global Marketing Services.

"Shortfall Amount": as defined in Section 2.5.

"Shortfall Transaction Fee": as defined in Attachment A.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Supplier Credits": as defined in Section 2.2.

"Supporting Obligation": any Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, chattel paper, a document, a General Intangible, an instrument, Investment Property, or any other Collateral.



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"Termination Date": shall mean the first anniversary of the date of this
Agreement or such other date as IBM Credit and Loan Parties may agree to in writing from time to time.

"Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, logos, words, terms, names, symbols and devices and all combinations thereof, and all other source or business identifiers, and all goodwill of the business connected with the use thereof as symbolized thereby, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation those listed on Attachment B, and (ii) the right to obtain all renewals and extensions thereof.

"Transaction Documents": shall mean collectively the IBM Agreement, the PFS Agreement and the Sales Agreements.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2. OTHER DEFINED TERMS. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement (the "U.C.C.") shall have the meanings assigned to them therein.

1.3. ATTACHMENTS. All attachments, exhibits, schedules and other addenda hereto, including, without limitation, Attachment A and Attachment B, are specifically incorporated herein and made a part of this Agreement.

              SECTION 2. CREDIT LINE/FINANCE CHARGES/OTHER CHARGES

2.1. CREDIT LINE. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (x) the date on which this Agreement is terminated pursuant to
Section 10 and (y) the date on which IBM Credit terminates the Credit Line pursuant to Section 9, IBM Credit agrees to extend to the Borrower a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Borrower, from time to time, Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance Amount. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole discretion (x) temporarily increase the amount of the Credit Line above the amount set forth in Attachment A and decrease the amount of the Credit Line back to the amount of the Credit Line set forth in Attachment A, in each case upon written notice to the Borrower and (y) make Advances pursuant to this Agreement upon the request of Borrower in an aggregate amount at any one time outstanding in excess of the Credit Line.

2.2. PRODUCT ADVANCES. (A) Subject to the terms and conditions of this Agreement, IBM Credit shall make Product Advances in connection with Borrower's purchase of Products from Authorized Suppliers upon at least a two-day prior written notice from Authorized Suppliers. Borrower hereby authorizes and directs IBM Credit to pay the proceeds of Product Advances directly to the applicable Authorized Supplier in respect of invoices delivered to IBM Credit for such Products by such Authorized Supplier and acknowledges that (i) any delivery to IBM Credit of an invoice by an Authorized Supplier shall be deemed as a request for a Product Advance by Borrower, and (ii) each such Product Advance constitutes a loan by IBM Credit to Borrower pursuant to this Agreement as if the Borrower received the proceeds of the Product Advance directly from IBM Credit. IBM Credit may, upon written notice to Borrower, cease to include a supplier as an Authorized Supplier.

     (B) No finance charge shall accrue on any Product Advance during the Free Financing Period, if any, applicable to such Product Advance. Each Product Advance shall be due and payable on the Common Due Date for such Product Advance. Borrower may at its option, repay each Product Advance by requesting IBM Credit to apply all or any part of the principal amount of an PRO Advance to


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the Outstanding Product Advances. Borrower's request for such application shall be made in accordance with Section 2.3. When so requested and subject to the terms and conditions of this Agreement, IBM Credit shall apply the amount so requested to the amounts due in respect of the Outstanding Product Advances. Nothing contained herein shall relieve Borrower of its obligation to repay Product Advances when due. Each Product Advance shall accrue a finance charge on the Average Daily Balance thereof from and including the first (1st) day following the end of the Free Financing Period, if any, for such Product Advance, or if no such Free Financing Period shall be in effect, from and including the date of invoice for such Product Advance, in each case, to and including the date such Product Advance shall become due and payable in accordance with the terms of this Agreement, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement as the "Product Financing Charge" and (b) the highest rate from time to time permitted by applicable law.

In addition, for any Product Advance with respect to which a Free Financing Period shall not be in effect, Borrower shall pay a Free Financing Period Exclusion Fee. Such fee shall be due and payable on the Common Due Date for such Product Advance. If it is determined that amounts received from Borrower were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Advances.

     (C) Borrower acknowledges that IBM Credit does not warrant the Products. Borrower shall be obligated to pay IBM Credit in full even if the Products are defective or fail to conform to the warranties extended by the Authorized Supplier. The Obligations of Borrower shall not be affected by any dispute Borrower may have with any manufacturer, distributor or Authorized Supplier. Borrower will not assert any claim or defense which it may have against any manufacturer, distributor or Authorized Supplier against IBM Credit.

     (D) Borrower hereby authorizes IBM Credit to collect directly from any Authorized Supplier any credits, rebates, bonuses or discounts owed by such Authorized Supplier to Borrower ("Supplier Credits"). Any Supplier Credits received by IBM Credit may be applied by IBM Credit to the Outstanding Advances. Any Supplier Credits collected by IBM Credit shall in no way reduce Borrower's debt to IBM Credit in respect of the Outstanding Advances until such Supplier Credits are applied by IBM Credit; provided, however, that in the event any such Supplier Credits must be returned or disgorged or are otherwise unavailable for application, then Borrower's Obligations will be reinstated as of the date that IBM Credit actually returns or repays such Supplier Credits. Upon the Borrower's request, and provided there is no Event of Default or dispute with respect to such Supplier Credits, IBM Credit shall remit the Supplier Credits directly to Borrower within five (5) Business Days of IBM Credit's receipt of such Supplier Credits.

     (E) IBM Credit may apply any payments and Supplier Credits received by IBM Credit to reduce finance charges first and then to principal amounts of Advances owed by Borrower. IBM Credit may apply principal payments to the oldest (earliest) invoices (and related Product Advances) first, but, in any case, all principal payments will be applied in respect of the Outstanding Product Advances made for Products which have been sold, lost, stolen, destroyed, damaged or otherwise disposed of prior to any other application thereof.

     (F) Borrower will indemnify and hold IBM Credit harmless from and against any claims or demands asserted by any Person relating to or arising from the Products for any reason whatsoever, including, without limitation, the condition of the Products, any misrepresentation made about the Products by any representative of Borrower, or any act or failure to act by Borrower except to the extent such claims or demands are directly attributable to IBM Credit's gross negligence or willful misconduct. Nothing contained in the foregoing shall impair any rights or claims which the Borrower may have against any manufacturer, distributor or Authorized Supplier.

2.3. PRO ADVANCES. (A) Whenever Borrower shall desire IBM Credit to provide a PRO Advance, Borrower shall deliver to IBM Credit written notice of Borrower's request for such an Advance ("Request for PRO Advance"). The Request for PRO Advance shall specify (i) the amount of the PRO Advance the PRO Advance Term for such PRO Advance; and (ii) for each PRO Advance, the month, day and year of the Common Due Date, as set forth in Borrower's applicable billing statement from IBM Credit, for the


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Product Advance to which the PRO Advance is to be applied. Borrower may deliver a Request for PRO Advance via facsimile. Any Request for PRO Advance delivered to IBM Credit shall be irrevocable. Notwithstanding any other provision of this Agreement, Borrower shall not (i) request more than one PRO Advance in respect of any Product Advance; and (ii) request a PRO Advance for any Common Due Date on which Borrower will take a discount offered by IBM Credit for invoice amounts paid in full within fifteen days of the invoice date under IBM Credit's High Turnover Option ("HTO") Program. All PRO Advances shall be applied to Outstanding Product Advances.

     (B) Each PRO Advance shall accrue a finance charge on the Average Daily Balance thereof, from and including the date of each PRO Advance to and including the date such PRO Advance is due and payable in accordance with the terms of this Agreement, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption "PRO Finance Charge", and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Borrower were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

     (C) Unless otherwise due and payable at an earlier date, the unpaid principal amount of each PRO Advance shall be due and payable on the applicable Common Due Date.

2.4. FINANCE AND OTHER CHARGES. (A) Finance charges for an Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the applicable Product Financing Charge or PRO Finance Charge multiplied by (ii) the Average Daily Balance of such Advance for the period when such finance charge accrues during such calendar month multiplied by (iii) the actual number of days during such calendar month when such finance charge accrues divided by (iv) thirty
(30).

Late charges pursuant to subsection (D) of this Section 2.4 for an Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Delinquency Fee Rate multiplied by (ii) the Average Daily Balance of such Advance for the period when such Advance is past due during such calendar month multiplied by (iii) the actual number of days during such calendar month when such Advance is past due divided by (iv) thirty (30).

     (B) The Borrower hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Borrower also agrees to pay IBM Credit additional charges for any returned items of payment received by IBM Credit. The Borrower hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Advances.

     (C) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly on receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Borrower's Outstanding Advances.

     (D) If any amount owed under this Agreement, including, without limitation, any Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including the day after such Advance was due and payable to and including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law. In addition, if any Shortfall Amount shall not be paid when due pursuant to Section
2.5 hereof, Borrower shall pay IBM Credit a Shortfall Transaction Fee. If it is determined that amounts received from Borrower were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

2.5. BORROWER ACCOUNT STATEMENTS. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Borrower with respect to Advances and other charges due on Borrower's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) Business Days after such statement of


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transaction or billing statement is received by Borrower, Borrower provides IBM
Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

2.6. SHORTFALL. If, on any date, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then the Borrower shall on such date prepay the Outstanding Advances in an amount equal to such Shortfall Amount. If Borrower does not pay the Shortfall Amount on such date, PFS agrees unconditionally and irrevocably to pay the Shortfall Amount upon written demand by IBM Credit.

2.7. APPLICATION OF PAYMENTS. Borrower hereby agrees that all checks and other instruments delivered to IBM Credit on account of Borrower's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Borrower's Obligations. Borrower agrees that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to Borrower's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records.

2.8. PREPAYMENT AND REBORROWING BY BORROWER. (A) Borrower may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Borrower or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Borrower.

     (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances may be reborrowed by Borrower in accordance with the provisions of this Agreement.

                  SECTION 3. CREDIT LINE ADDITIONAL PROVISIONS

3.1. AUTHORIZATION TO FILE; POWER OF ATTORNEY. The Borrower authorizes IBM Credit to file with any filing office such financing statements, amendments, addenda and other records showing IBM Credit as secured party, and Borrower as debtor and identifying IBM Credit's security interest in the Collateral that IBM Credit deems necessary to perfect and maintain perfected the security interest of IBM Credit in the Collateral. Each of the Borrower and PFS (as applicable) hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

     (A) sign the name of Borrower on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the Other Documents;

upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof:

     (B) endorse the name of Borrower or PFS upon any of the items of payment of proceeds of collateral and apply the same to the Obligations;

     (C) sign the name of Borrower or PFS on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise;

     (D) make, settle and adjust claims under the Policies with respect to the Collateral and endorse any Loan Party's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral; and


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     (E) take control in any manner of any term of payment or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to any such Loan Party to such address as IBM Credit may designate.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any Loan Party's Obligations other than Borrower's payment Obligations to the extent IBM Credit has received monies.

                        SECTION 4. SECURITY -- COLLATERAL

4.1. GRANT. To secure Borrower's full and punctual payment and performance of the Obligations (including obligations under any leases Borrower may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), Borrower hereby grants IBM Credit a security interest in all of Borrower's right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

     (A) all goods, including, all inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

     (B) all accounts, contract rights (including without limitation, the Transaction Documents), chattel paper, instruments, negotiable documents, promissory notes, obligations of any kind owing to Borrower, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

     (C) all General Intangibles;

     (D) all Deposit Accounts;

     (E) all Commercial Tort Claims;

     (F) all Intellectual Property;

     (G) all Investment Property;

     (H) all Letter of Credit Rights;

     (I) all Supporting Obligations;

     (J) all other obligations of any kind owing to Borrower, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services;

     (K) all rights now or hereafter existing in and to all mortgages, security agreements, leases, the Transaction Documents or other contracts securing or otherwise relating to any of the foregoing; and

     (L) all substitutions and replacements for all of the foregoing, and all products or proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets shall be collectively defined herein as the "Collateral". Borrower covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future of Borrower to IBM Credit and (c) any transfer of assets between any Loan Party is subject to IBM Credit's continuing


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security interest in the Collateral of the transferor as well as IBM Credit's continuing security interest in the Collateral of the transferee.

PFS consents to the Borrower assigning all of its right, title, and interest in and to the Transaction Documents as Collateral to secure the payment of all Obligations of Borrower to IBM Credit, including, without limitation, the right to monies and funds of Borrower collected or otherwise held by PFS in connection with the PFS Agreement and to collect and hold all such monies and funds in trust and on behalf of Borrower and IBM Credit.

4.2. FURTHER ASSURANCES. Borrower and PFS shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request such other and further documents, certificates and instruments that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and the Other Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other Documents. PFS and Borrower shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

                         SECTION 5. CONDITIONS PRECEDENT

5.1. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement is subject to the receipt by IBM Credit of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

     (A) this Agreement executed and delivered by each Loan Party and IBM
Credit;

     (B) a favorable opinion of counsel for Loan Parties in substantially the form of Attachment H;

     (C) a certificate of the secretary or an assistant secretary of each Loan Party , substantially in the form and substance of Attachment I hereto, certifying that, among other items, (i) each Loan Party is duly organized under the laws of the State of its organization or incorporation and has its principal place of business as stated therein, (ii) each Loan Party is registered to conduct business in specified states and localities, (iii) true and complete copies of the articles of incorporation, or corresponding organizational documents, as applicable, and by-laws of each Loan Party are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof, (iv) the resolution as stated in the certificate is a true, accurate and compared copy of the resolution adopted by each Loan Party's Board of Directors or, if a Loan Party is a limited liability company, by such Loan Party's authorized members, authorizing the execution, delivery and performance of this Agreement and each Other Document executed and delivered in connection herewith, and (v) the names and true signatures of the officers of each Loan Party authorized to sign this Agreement and the Other Documents;

     (D) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of each Loan Party in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its property or the conduct of its business requires it to qualify to do business;

     (E) Congress Intercreditor Agreement, in form and substance satisfactory to IBM Credit, executed by IBM Credit, IBM Belgium Financial Services N.V., and Congress and acknowledged by Borrower, Holdings, PFS and PFSweb;

     (F) the preliminary consolidating Financial Statements of Borrower, Holdings and PFSweb for fiscal year ended December 31, 2001 in form and substance satisfactory to IBM Credit in its sole discretion;

     (G) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit, which are required to enable each Loan Party to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the


                                    17 of 40
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Other Documents, and (b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

     (H) amended and restated notes payable subordination executed by PFS in favor of IBM Credit in form and substance satisfactory to IBM Credit in its sole discretion ("Amended and Restated Notes Payable Subordination Agreement");

     (I) Subordinated Demand Note in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000) executed by Borrower and endorsed payable to IBM Credit;

     (J) amended and restated collateralized guaranties executed by each of Holdings and PFS in favor of IBM Credit in form and substance satisfactory to IBM Credit in its sole discretion;

     (K) amended and restated corporate guaranty executed by PFSweb in favor of IBM Credit in form and substance satisfactory to IBM Credit in its sole discretion.

     (L) the amended and restated pledge by Holdings of one hundred percent (100%) of the stock of its Domestic Subsidiaries and sixty-five percent (65%) of the stock of each of its Subsidiaries incorporated outside the USA (the "Holdings Stock Pledge Agreement") along with undated stock powers and stock certificates with respect to the shares of stock pledged in form and substance satisfactory to IBM Credit in its sole discretion;

     (M) acknowledgment executed by PFS pursuant to Section 9-313(C) of the U.C.C. which acknowledgment shall be in form and substance satisfactory to IBM Credit in its sole discretion;

     (N) the Notice of Assignment as defined in Section 9.3(A)(ii) executed by PFS in form and substance satisfactory to IBM Credit in its sole discretion;

     (O) the Collateral Assignment of Intercompany Note and Liens dated the date hereof between the Borrower and IBM Credit;

     (P) IBM's consent to the Borrower assigning all of its right, title, and interest in and to the IBM Agreement as Collateral to secure the payment of all Obligations of Borrower to IBM Credit;

     (Q) absence of any material adverse change in any Loan Party's or any Guarantor's condition (financial or otherwise), its operations, assets, income and/or prospects;

     (R) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by each of Holdings, PFS and the Borrower as necessary to perfect the security interests contemplated by Section 4.1 of this Agreement and contemplated under the amended and restated collateralized guaranties referred to above;

     (S) control or other agreements for all other deposit accounts, letter-of-credit rights, electronic chattel paper, inventory in the possession of third parties;

     (T) all securities and commodities accounts containing investment property described in Attachment B;

     (U) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B;

     (V) a certified copy of the organization chart of Loan Parties;


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

5.2. CONDITIONS PRECEDENT TO EACH ADVANCE. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

     (A) The representations and warranties contained in this Agreement or in any Other Document are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date (except for any representations or warranties which are made as of any specified date which shall be true and correct in all material respects as of such specified date);

     (B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result in or would constitute a Default;

     (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect; and

     (D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

Except as Borrower has otherwise disclosed to IBM Credit in writing prior to each request, each request (or deemed request pursuant to Section 2.2 (A)) for an Advance hereunder and the receipt (or deemed receipt) by the Borrower of the proceeds of any Advance hereunder shall be deemed to be a representation and warranty by Borrower and each Loan Party that, as of and on the date of such Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Borrower to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this
Section 5.2.

                    SECTION 6. REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, each Loan Party as to itself and its Subsidiaries represents and warrants to IBM Credit as follows:

6.1. ORGANIZATION AND QUALIFICATIONS. The first paragraph of this Agreement states the exact name of the Borrower, PFS, Holdings and each other Guarantor who executes a collateralized guaranty as set forth in its charter or other organizational record. In addition, Borrower's, PFS's and Holding's (and each other Guarantor who executes a collateralized guaranty) organizational identification number assigned by its State of organization is as set forth in Attachment B. Each Loan Party and each of their Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified. PFSweb directly owns one hundred percent (100%) of the capital stock of PFS. Each of PFS and IFP directly owns Forty-nine Percent (49%) and Fifty-one Percent (51%), respectively, of the membership interests of Holdings and Holdings directly owns One Hundred Percent (100%) of the capital stock of Borrower.

6.2. RIGHTS IN COLLATERAL; PRIORITY OF LIENS. Each of the Borrower and Guarantors (other than PFSweb) owns the property granted by it respectively as Collateral and Other Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by each such Loan Party pursuant to this Agreement, the Guaranties and the Other Documents in the Collateral and Other Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral and Other Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an intercreditor agreement (including the Congress Intercreditor Agreement) or (ii) Purchase Money Security Interests in product of a brand that is not financed by IBM Credit.


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

6.3. NO CONFLICTS. The execution, delivery and performance by each Loan Party of this Agreement and each of the Other Documents (i) are within its power under its organizational documents; (ii) are duly authorized by all necessary corporate or limited liability company actions; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

6.4. ENFORCEABILITY. This Agreement and all of the other documents executed and delivered by the each Loan Party in connection herewith are the legal, valid and binding obligations of each Loan Party, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto. In addition, the accounts payable arising from the sale of product from IBM to Borrower are legal, valid, binding obligations of Borrower.

6.5. LOCATIONS OF OFFICES, RECORDS AND INVENTORY. The addresses of the principal place of business and chief executive office of each Loan Party (other than IFP) is as set forth on Attachment B or on any written notice provided by any Loan Party to IBM Credit pursuant to Section 7.7(C) of this Agreement. The books and records of each Loan Party (other than IFP), and all of its chattel paper (other than the chattel paper delivered to IBM Credit pursuant to Section 7.14(E)), are maintained exclusively at the locations set forth on Attachment B or on any written notice provided by any Loan Party to IBM Credit pursuant to Section 7.7(C) of this Agreement .

There is no jurisdiction in which the Borrower or any Guarantor (other than PFSweb) has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by any Loan Party to IBM Credit pursuant to Section 7.7(C) of this Agreement. Attachment B, as amended from time to time by any notice provided by any Loan Party to IBM Credit in accordance with Section 7.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which Borrower's inventory is stored. None of the receipts received by any Loan Party in respect of the Collateral from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns. PFS maintains the inventory and equipment included within the Collateral segregated from other property of PFS and from property of other clients of PFS and clearly identified as property of Borrower. PFS has not issued any warehouse receipts or other documents covering the Collateral.

6.6. FICTITIOUS BUSINESS NAMES. Neither the Borrower nor any Guarantor (other than PFSweb) has used any company or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B. Supplies Distributors was a registered D.B.A. of the Borrower when the Borrower's legal name was BSD Acquisition Corp.

6.7. ORGANIZATION. If any Borrower or Guarantor or any of their Subsidiaries is a corporation, all of the outstanding capital stock of such Loan Party or any of its Subsidiaries has been validly issued, is fully paid and nonassessable.

6.8. NO JUDGMENTS OR LITIGATION. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against the Borrower or any Guarantor nor is there now pending or, to the best of such Loan Party's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any such Loan Party.

6.9. NO DEFAULTS. None of the Borrower or any Guarantor is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound, which default could reasonably be expected to have a Material Adverse Effect. None of the Borrower or any Guarantor has any knowledge of any dispute regarding any such


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

indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.10. LABOR MATTERS. Except as set forth on any notice provided by the Borrower or any Guarantor to IBM Credit pursuant to Section 7.1(L) of this Agreement, no such Loan Party is a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against the Borrower or any Guarantor which could reasonably be expected to have a Material Adverse Effect.

6.11. COMPLIANCE WITH LAW. No Loan Party has violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization, which violation or failure could reasonably be expected to have a Material Adverse Effect.

6.12. ERISA. Each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multi-employer benefit plan", which the Borrower or any Guarantor has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan. None of the Borrower or any Guarantor is a party to any "multi-employer benefit plan".

As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. None of the Borrower or any Guarantor has incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.13. COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as otherwise disclosed in Attachment B:

     (A) Each of the Borrower and Guarantors has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

     (B) (i) None of the Borrower or Guarantors has generated, transported or disposed of any Hazardous Substances; (ii) None of the Borrower or Guarantors is currently generating, transporting or disposing of any Hazardous Substances;
(iii) None of the Borrower or Guarantors has any knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances; (iv) None of the Borrower or any Guarantor and its respective assets are subject to any Environmental Liability and, to the best of their knowledge, any threatened Environmental Liability; (v) None of the Borrower or any Guarantor has received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substances for which they may be liable; (vi) None of the Borrower or any Guarantor is in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against any such Loan Party with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in any such Loan Party's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that each such Loan Party is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.14. INTELLECTUAL PROPERTY. Each of the Borrower and each Guarantor (other than PFSweb) possesses such assets, licenses, Patents, patent applications, Copyrights, service marks, Trademarks, trade names and trade secrets and all rights, priorities and privileges and other property relating thereto or


                                    21 of 40
arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower or any such Guarantor know of any valid basis for any such claim. All Intellectual Property is valid, subsisting, unexpired and enforceable, and the use of Intellectual Property by Borrower and each Guarantor (other than PFSweb) and each of their Subsidiaries does not infringe on the rights of any Person in any material respect.

6.15. LICENSES AND PERMITS. Each Loan Party has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the Borrower or any Guarantor is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.16. INVESTMENT COMPANY. No Loan Party is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holdings Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

6.17. TAXES AND TAX RETURNS. Each Loan Party has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by each Loan Party, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of each Loan Party in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against any Loan Party or any of its property.

6.18. STATUS OF COLLATERAL. PFS acknowledges that it does not have title to any of the Collateral, including inventory and Products owned by Borrower, or any lien on the Collateral (including the Products) and has not pledged, encumbered or granted any security interest in the Collateral (including the Products). PFS acknowledges and agrees that in performing its services under the PFS Agreement and IBM Agreement, PFS has not acquired title to any of the Products acquired by Borrower.

6.19. AFFILIATE/SUBSIDIARY TRANSACTIONS. No Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of such Loan Party is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of such Loan Party's business and
(ii) upon fair and reasonable terms no less favorable to such Loan Party than it could obtain in a comparable arm's-length transaction with an unaffiliated Person. Except as disclosed to IBM Credit by Borrower in writing from time to time after the Closing Date, Attachment B sets forth with respect to each Subsidiary of Borrower and Holdings (i) its name; (ii) if a registered organization, the State of its formation; (iii) if a non-registered organization, the State of its principal place of business and chief executive offices; (iv) if a proprietorship, proprietor's principal place of residence; and as to each Subsidiary the percentage of ownership by Borrower or Holdings, as appropriate.

6.20. ACCURACY AND COMPLETENESS OF INFORMATION. All factual information furnished by or on behalf of any Loan Party to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any Other Document, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.21. RECORDING TAXES. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Loan Parties


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

or arrangements for the payment of such amounts by Loan Parties have been made to the satisfaction of IBM Credit.

6.22. INDEBTEDNESS. Neither Borrower nor Holdings (i) has any Indebtedness, other than Permitted Indebtedness; and (ii) has guaranteed the obligations of any other Person (except for Permitted Indebtedness or as permitted by Section 8.5).

6.23 NOT CONSUMER TRANSACTION. None of the Advances are consumer-goods transactions or consumer transactions and none of the Collateral constitutes consumer goods (as defined in the UCC).

                        SECTION 7. AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1. FINANCIAL AND OTHER INFORMATION.

     (A) Borrower and Holdings shall deliver as soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings (i) audited Financial Statements of Holdings (provided that, to the extent not otherwise audited by the Auditors, the consolidating Financial Statements may be unaudited) as of the close of the fiscal year and for the fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (a) either an opinion of the Auditors without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or, if so qualified, an opinion which shall be in scope and substance reasonably satisfactory to IBM Credit, (b) such Auditors' "Management Letter" to Holdings, if any, (c) a written statement signed by the Auditors stating that in the course of the regular audit of the business of Holdings and its consolidated Subsidiaries, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, nothing has come to the attention of the Auditors that has caused them to believe that Holdings has failed to comply with the financial covenants set forth in Attachment A insofar as they relate to accounting matters , it being understood that such audit was not directed primarily toward obtaining knowledge of such non-compliance and such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain such knowledge; and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C-1 hereto, of the calculations used in determining, as of the end of such fiscal year, whether Holdings and Borrower are in compliance with the financial covenants set forth in Attachment A;

     (B) PFSweb shall deliver as soon as available and in any event within ninety (90) days after the end of each fiscal year of PFSweb (i) the Form 10-K Annual Report filed with the Securities and Exchange Commission for that fiscal year just ended and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C-2 hereto, of the calculations used in determining, as of the end of such fiscal year, whether PFSweb is in compliance with the financial covenants set forth in Attachment A (in the event PFSweb is no longer a public company, PFSweb shall be required to deliver Financial Statements and such other documentation as required by Holdings and Borrower in
(A) above);

     (C) Borrower and Holdings shall deliver as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Holdings (i) consolidating Financial Statements of Holdings and Borrower as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief executive officer, chief financial officer, or Controller of Holdings and Borrower as having been prepared in accordance with GAAP (except for the absence of all required footnotes); and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C-1 hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether each of Holdings and Borrower are in compliance with the financial covenants set forth in Attachment A;

     (D) PFSweb shall deliver as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of PFSweb (i) the Form 10-Q Quarterly Report filed with the Securities


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

and Exchange Commission for that quarter just ended and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C-2 hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether PFSweb is in compliance with the financial covenants set forth in Attachment A (in the event PFSweb is no longer a public company, PFSweb shall be required to deliver Financial Statements and such other documentation as required by Holdings and Borrower in (C) above);

     (E) Holdings, Borrower and PFSweb (as applicable) shall deliver as soon as available and in any event within thirty-five (35) days after the end of each fiscal month of Holdings, Borrower and PFSweb (i) consolidating Financial Statements of Holdings and consolidated Financial Statements of PFSweb as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief executive officer or chief financial officer of such Loan Party as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C-1 and C-2 hereto, of the calculations used in determining, as of the end of such fiscal month, whether Holdings, the Borrower and PFSweb are in compliance with the financial covenants set forth in Attachment A;

     (F) Holdings shall deliver as soon as available and in any event within sixty (60) days after the end of each fiscal year of Holdings (i) projected Financial Statements, broken down by quarter, for the current and following fiscal year; and (ii) if composed, a narrative discussion relating to such projected Financial Statements;

     (G) Holdings shall deliver if requested by IBM Credit, as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Holdings, revised projected Financial Statements, broken down by quarter, for
(i) the current fiscal year from the beginning of such fiscal quarter to the fiscal year end and (ii) the following fiscal year;

     (H) Each Loan Party shall deliver as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Loan Party quarterly compliance certificates of such Loan Party and all of its affiliates evidencing compliance under any credit agreements to which they are a party;

     (I) Each Loan Party shall deliver promptly after any Loan Party obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in any such Loan Party's failure to satisfy the conditions precedent to Advances set forth in Section 5, a certificate of the chief executive officer or chief financial officer or other Authorized Officer of such Loan Party specifying the nature thereof and such Loan Party's proposed response thereto, each in reasonable detail;

     (J) Each Loan Party shall deliver promptly after any such Loan Party obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against the Borrower or any Guarantor in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer or other Authorized Officer of such Loan Party specifying the nature thereof and such Loan Party's proposed response thereto, each in reasonable detail;

     (K) Each Loan Party shall deliver promptly after any such Loan Party obtains knowledge that (i) any order, judgment or decree in excess of $1,000,000 shall have been entered against the Borrower or any Guarantor or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer or chief financial officer or other Authorized Officer of such Loan Party specifying the nature thereof and such Loan Party's proposed response thereto, each in reasonable detail;

     (L) Each Loan Party shall deliver promptly after any such Loan Party learns of any material labor dispute to which the Borrower or any Guarantor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any such Loan Party


                                    24 of 40
is a party or by which it is bound, a certificate of the chief executive officer or chief financial officer or other Authorized Officer of such Loan Party specifying the nature thereof and such Loan Party's proposed response thereto, each in reasonable detail;

     (M) Each Loan Party shall deliver within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Borrower or any Guarantor or any Guarantor's business affairs and financial condition;

     (N) Borrower shall deliver prior to 5:00 p.m. (Pacific Standard Time) on Tuesday of each week (or if such Tuesday is not a Business Day, the first Business Day following such Tuesday), or as otherwise agreed in writing, a Collateral Management Report as of the immediately preceding Friday (or if such Friday is not a Business Day, as of the last Business Day of such preceding week);

     (O) Borrower shall deliver by the tenth (10th) Business Day of each month, or as otherwise agreed in writing, a Collateral Management Report as of a date no earlier than the last day of the immediately preceding month;

     (P) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (including the last fiscal quarter) of Borrower and Holdings, quarterly Compliance Certificates of Borrower and Holdings evidencing compliance under the Congress Credit Agreement and (ii) as soon as available and in any event within ninety (90) days of the last fiscal quarter, a Compliance Certificate of Borrower and Holdings evidencing compliance under the Congress Credit Agreement (based on audited financial statements); and

     (Q) PFSweb shall deliver within five (5) days after the same are sent, copies of all Financial Statements and reports which PFSweb sends to its stockholders, and within five (5) days after the same are filed, copies of all Financial Statements and reports which PFSweb may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority.

Each certificate, schedule and report provided by any Loan Party to IBM Credit shall be signed by an Authorized Officer of such Loan Party, and which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each Financial Statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP (except as otherwise permitted hereunder) applied consistently throughout the periods reflected therein and with prior periods. Holdings shall cause the audited Financial Statements and accompanying documents set forth in
Section 7.1(A)(i) to be delivered directly by the Auditors to IBM Credit only via first class mail or overnight delivery.

7.2. LOCATION OF BORROWER AND COLLATERAL. If it is a registered organization, the organizational document creating Borrower, Holdings and each other Guarantor has been filed in the appropriate office of the State referred to in the first paragraph of this Agreement. The inventory, equipment and other tangible Collateral or other Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by any Loan Party to IBM Credit in accordance with Section 7.7(C). Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

7.3. CHANGES IN LOAN PARTIES. Each Loan Party shall provide thirty (30) days prior written notice to IBM Credit of any change in such Loan Party's name, chief executive office and principal place of business, organization, state of organization, form of ownership or structure; provided, however, that such Loan Party's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any Other Document limiting actions of the type described in this Section.


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7.4. LEGAL ENTITY EXISTENCE. Each Loan Party shall (A) maintain its legal entity existence, maintain in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, (B) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (C) comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.5. ERISA. Each of the Borrower and Guarantors shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, none of the Borrower or any Guarantor shall have any obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Loan Party is required to notify the PBGC of such reportable event.

Such notification shall include a certificate of the chief financial officer of such Loan Party setting forth details as to such "reportable event" and the action which such Loan Party proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, each of the Borrower and Guarantors shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.6. ENVIRONMENTAL MATTERS. (A) Each of the Borrower and Guarantors and any other Person under such Loan Party's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by such Loan Party or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party.

     (B) Each of the Borrower and Guarantors shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party, (ii) all claims made or threatened by any Person or Governmental Authority against such Loan Party or any of such Loan Party's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) such Loan Party's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.7. COLLATERAL BOOKS AND RECORDS/COLLATERAL AUDIT. (A) Each of the Borrower and Guarantors (other than PFSweb) agrees to maintain its books and records, pertaining to the Collateral and Other Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect IBM Credit's interest in the accounts of the Borrower and accounts of the Guarantors (other than PFSweb). PFS further agrees that the books and records pertaining to the Collateral shall be kept separately from PFS's other books and records and PFS agrees to note on the books and records pertaining to the Collateral that such books and records are the property of Borrower.

     (B) Each of the Borrower and Guarantors (other than PFSweb) agrees that IBM Credit or its agents may enter upon the premises of any such Loan Party at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of
(i) inspecting the Collateral and Other Collateral, (ii) inspecting and/or copying (at Borrower's or Guarantor's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of each such Loan Party with any officers, employees and directors of such Loan Party or with the Auditors and (iv) verifying the Collateral and Other Collateral. Upon reasonable prior notice, each such Loan Party also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary


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to conduct the foregoing activities, including, without limitation, reasonably requested samplings of purchase orders, invoices and evidences of delivery or other performance.

Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

     (C) Borrower and each Guarantor shall give IBM Credit thirty (30) days prior written notice of any change in the location of any Collateral or Other Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

     (D) Borrower and PFS, on behalf of the Borrower and each Guarantor (other than PFSweb), agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any event or substantial change in the Collateral or Other Collateral which could reasonably be expected to have a Material Adverse Effect on the Collateral or on the security interests granted to IBM Credit therein.

7.8. INSURANCE; CASUALTY LOSS. (A) Each Loan Party agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Each Loan Party will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit as an additional insured as its interest may appear.

     (B) Without limiting the generality of the foregoing, Borrower shall keep and maintain, at its sole expense, the Collateral insured for an amount not less than the amount set forth on Attachment A from time to time opposite the caption "Collateral Insurance Amount" against all loss or damage under an "all risk" Policy with companies mutually acceptable to IBM Credit and Borrower, with a lender's loss payable endorsement or mortgagee clause in form and substance reasonably satisfactory to IBM Credit designating that any loss payable thereunder with respect to such Collateral shall be payable to IBM Credit, as its interest may appear. Upon receipt of proceeds by IBM Credit the same shall be applied on account of the Borrower's Outstanding Product Advance first, then to the Outstanding PRO Advances. Borrower agrees to instruct each insurer to give IBM Credit, by endorsement upon the Policy issued by it or by independent instruments furnished to IBM Credit, at least ten (10) days written notice before any Policy shall be altered or cancelled and that no act or default of any Loan Party or any other person shall affect the right of IBM Credit to recover under the Policies. Borrower hereby agrees to direct all insurers under the Policies to pay all proceeds with respect to the Collateral directly to IBM Credit to be applied as set forth herein.

If any Borrower fails to pay any cost, charges or premiums, or if Borrower fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by Borrower to IBM Credit and are due and payable immediately upon receipt of an invoice by IBM Credit.

7.9. TAXES. Each of the Borrower and Guarantors agrees to pay, when due, all taxes lawfully levied or assessed against such Loan Party or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.


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7.10. COMPLIANCE WITH LAWS. Each Loan Party agrees to comply with all
Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

7.11. FISCAL YEAR. Each of Holdings, Borrower and PFSweb agrees to maintain its fiscal year as a year ending December 31 unless either Holdings, Borrower or PFSweb provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

7.12. INTELLECTUAL PROPERTY. Each of the Borrower and Guarantors shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

7.13. MAINTENANCE OF PROPERTY. Each Loan Party shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties. PFS, on behalf of Borrower, shall maintain all of Borrower's material properties in PFS's possession (business and otherwise) in good condition in accordance with good business practice.

7.14. COLLATERAL. To the extent applicable to it, each Loan Party will:

     (A) stamp or otherwise mark chattel paper and instruments now owned or hereafter acquired by the Borrower or any Guarantor in conspicuous type to show that the same are subject to IBM Credit's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit;

     (B) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral or Other Collateral in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000). Each Borrower and each Guarantor shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Each such Loan Party shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment for inventory collateral to IBM Credit, free of any encumbrances of any kind whatsoever;

     (C) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral and Other Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

     (D) promptly notify IBM Credit if Borrower is a beneficiary under a letter of credit now or hereafter issued in favor of Borrower;

     (E) consistent with reasonable commercial practice, maintain, use and operate the Collateral and Other Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and Other Collateral and the earnings, incomes, rents, issues and profits thereof; and

     (F) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of Loan Parties, each Loan Party will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.


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7.15 ADDITIONAL COLLATERAL, ETC. If Borrower shall at any time hold or acquire a
Commercial Tort Claim, then Borrower shall immediately notify IBM Credit in writing signed by Borrower of the details thereof and grant to IBM Credit in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to IBM Credit.

7.16. SUBSIDIARIES. IBM Credit may require that any Domestic Subsidiaries of any Loan Party, except for direct Subsidiaries of PFS other than Holdings ("Excluded Subsidiaries"), become parties to this Agreement or any other agreement executed in connection with this Agreement as guarantors or sureties. Each Loan Party will comply, and cause all Subsidiaries, other than Excluded Subsidiaries, of such Loan Party to comply with Sections 7 and 8 of this Agreement, as if such sections applied directly to such Subsidiaries. Each of Borrower and Holdings hereby agrees that, promptly after it acquires any Subsidiary after the Closing Date, it shall execute a supplement to the Amended and Restated Holdings Stock Pledge Agreement or Amended and Restated Borrower Stock Pledge Agreement (as applicable) for the purpose of pledging to IBM Credit (i) all shares of stock of the Subsidiary owned by Holdings or Borrower (as applicable), if the new Subsidiary is a Domestic Subsidiary or (ii) all shares of stock of the new Subsidiary owned by Holdings or Borrower (as applicable), up to sixty-five percent (65%) of the total outstanding shares of stock of the Subsidiary, if the new Subsidiary is not a Domestic Subsidiary. For the purpose of this Section 7.16, each of Borrower and Holdings agrees to notify the IBM Credit 10 days before it acquires a new Subsidiary.

7.17. FINANCIAL COVENANTS; ADDITIONAL COVENANTS. Each of Borrower, Holdings and PFSweb acknowledges and agrees that such party shall maintain the financial covenants and other covenants set forth in the attachments, exhibits and other addenda incorporated in this Agreement.

7.18. TRANSACTION DOCUMENTS. PFS and Borrower agree to comply with the terms of the Transaction Documents in accordance with the terms set forth therein.

                          SECTION 8. NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations hereunder:

8.1. LIENS. Neither Borrower nor any Guarantor (other than PFSweb) will, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens and Liens created under collateralized guaranties. PFS shall not pledge, encumber or grant a security interest in the Collateral (including the Products) or acquire title or any security interest to any of the Collateral (including the Products). In performing its services under the PFS Agreement and IBM Agreement, PFS agrees that it shall not acquire title to any of the Products acquired by the Borrower.

8.2. DISPOSITION OF ASSETS. Neither Borrower nor any Guarantor will, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to it, and
(ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section
8.2 (ii) in any fiscal year shall not exceed 5% of the consolidated assets of such Loan Party as of the beginning of such fiscal year.

8.3 TRANSACTION DOCUMENTS. No Loan Party will (i) modify, amend or agree to any amendment, waiver, supplement or modification of any of the Transaction Documents, the results of which could reasonably be expected to have a Material Adverse Effect or (ii) cancel or terminate or agree to cancel or terminate any of the Transaction Documents without the prior written consent of IBM Credit which will not be unreasonably withheld provided that such cancellation or termination could not reasonably be expected to have a Material Adverse Effect.


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8.4. CHANGES IN BORROWER AND GUARANTOR. (A) Neither the Borrower nor any
Guarantor will change its name, location (as defined in Article 9 of the UCC), State of organization, chief executive office, or principal place of business without thirty (30) days prior written notice to IBM Credit; (B) Neither the Borrower nor any Guarantor will, without the prior written consent of IBM Credit, change its organization, form of ownership or structure; (C) no Loan Party will, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by such Loan Party.

8.5. GUARANTIES. Neither the Borrower nor Holdings will, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, (iii) for guaranties in favor of IBM Credit, and (iv) the guaranties referred to in paragraphs 2 and 10 of the definition of Permitted Indebtedness and (v) for obligations which, if incurred directly by any such Loan Party, would be permitted hereunder as Permitted Indebtedness.

8.6. RESTRICTED PAYMENTS. Borrower will not, directly or indirectly make any of the following payments ("Restricted Payments") if after giving effect to such payment, the aggregate amount of all such Restricted Payments exceeds Six Hundred Thousand Dollars ($600,000) during any fiscal year: (i) declare or pay any dividend (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Borrower or any warrants, options or rights to purchase any such capital stock or Equity Interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations or payments of the revolving loans made by Congress made in the ordinary course administration thereof pursuant to the Congress Credit Agreement)), except as permitted by the Amended and Restated Notes Payable Subordination Agreement.

8.7. INVESTMENTS. Neither the Borrower nor Holdings will, directly or indirectly, make, maintain or acquire any Investment in any Person (other than a Loan Party) other than:

     (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program;

     (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof;

     (C) stock or obligations issued to any Loan Party in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of any Loan Party;

     (D) commercial paper of any company organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation;

     (E) the outstanding loan made by the Borrower to Supplies Distributors of Canada, Inc. in amount not to exceed $5,000,000;


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     (F) the Guaranty executed by Borrower in favor of Fortis Commercial Finance
N.V. guaranteeing the obligations of Supplies Distributors S.A. in an amount not to exceed 200,000Euros;

     (G) the outstanding loan made by the Borrower to Supplies Distributors Europe S.A. in an amount not to exceed $8,500,000US; and

     (H) the outstanding loan made by the Borrower to Supplies Distributors Europe B.V. in an amount not to exceed $1,500,000US.

8.8. AFFILIATE/SUBSIDIARY TRANSACTIONS. No Loan Party will, directly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of any Loan Party except in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party's business upon fair and reasonable terms no less favorable to such Loan Party than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

8.9. ERISA. None of the Borrower or any Guarantor will (A) terminate any Plan so as to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject such Loan Party to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.9, the terms "material liability", "tax", "penalty", "accumulated funding deficiency" and "risk of termination" shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.10. ADDITIONAL NEGATIVE PLEDGES. No Loan Party will, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or Other Collateral or any part thereof after the occurrence and during the continuance of an Event of Default, except for any restrictions set forth in the Congress Credit Agreement.

8.11. STORAGE OF COLLATERAL . (A) Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless any Loan Party will, concurrently with the delivery of such Collateral to such party, cause such party to (i) enter into an agreement acknowledging that such party holds possession of Collateral (other than certificated securities and goods covered by a document) for the benefit of IBM Credit, or (ii) issue and deliver to IBM Credit warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

     (B) PFS shall not permit any of its (or its customers') inventory (other than Borrower) to be commingled with the Collateral. PFS also agrees to keep all goods rejected or returned by any account debtor and all goods repossessed or stopped in transit by PFS (or Borrower, if applicable) for any account debtor segregated from the other property of Borrower or PFS.

8.12. USE OF PROCEEDS. Borrower shall not use any portion of the proceeds of any Advances other than to acquire Products from IBM Credit Authorized Suppliers. Proceeds of Advances may not be used for working capital purposes.

8.13. INDEBTEDNESS. Neither the Borrower nor Holdings will create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.


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8.14. LOANS. No Loan Party will make any loans, advances, contributions or payments of money or goods to any Subsidiary, Affiliate or parent company or to any officer, director or stockholder of such Loan Party or of any such company (except for compensation for personal services actually rendered), except for transactions which comply with the terms of this Agreement.

8.15 TITLE TO COLLATERAL. PFS disclaims and waives any right to assert any lien, pledge or claim of title to the Collateral.

                               SECTION 9. DEFAULT

9.1. EVENT OF DEFAULT. Any one or more of the following events shall constitute an Event of Default under this Agreement and the Other Documents:

     (A) The failure to make timely payment of the Obligations or any part thereof when due and payable;

     (B) Any Loan Party fails to comply with the financial covenants set forth on Attachment A, Section 7.4(A), Section 7.4(B) or Section 8 hereof;

     (C) Any Loan Party or any of their Affiliates fail to comply with or observe any term, covenant or agreement contained in this Agreement, any Other Documents (not covered by (A) or (B) above) to which it is a party, if such failure shall remain unremedied for five (5) days after the earlier of (i) such Loan Party obtains actual knowledge thereof and (ii) written notice thereof shall have been given to such Loan Party by IBM Credit;

     (D) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of any Loan Party or any of its officers, employees or agents or by or on behalf of any Guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

     (E) The occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

     (F) The Borrower or any Guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for any such Loan Party or any Guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that any such Loan Party or any Guarantor shall have a period of forty-five (45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

     (G) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

     (H) The entry of any judgment against the Borrower or any Guarantor in an amount in excess of $5,000,000 and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

     (I) The dissolution or liquidation of any Loan Party, or any Guarantor, or any Loan Party or any Guarantor or its directors or stockholders shall take any action to dissolve or liquidate any Loan Party or any Guarantor;


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     (J) Any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of its opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

     (K) The issuance of a warrant of distress for any rent or taxes with respect to any premises occupied by any Loan Party in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued and shall not be rescinded, revoked or otherwise terminated within such ten (10) day period;

     (L) Any Loan Party or any Guarantor suspends business;

     (M) The occurrence of any event or condition that permits the holder of any Indebtedness of any Loan Party, Guarantor, or any Loan Party's Subsidiary (including Supplies Distributors, S.A. and Business Supplies Distributors Europe B.V.) in a principal amount in excess of $100,000 arising in one or more related or unrelated transactions to accelerate the maturity thereof or the failure of any Loan Party or any of the foregoing to pay when due any such Indebtedness;

     (N) Any guaranty of any or all of Borrower's Obligations executed by any Guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such Guarantor, or any such Guarantor shall deny that it has any further liability or obligation thereunder or any such Guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty;

     (O) Any Loan Party is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

     (P) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of any Loan Party to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

     (Q) Any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of any Loan Party;

     (R) (a) PFSweb ceases to directly own One Hundred Percent (100%) of the capital stock of PFS, (b) PFS and IFP cease to directly own One Hundred Percent (100%) of the membership interest of Holdings or (c) Holdings ceases to directly own One Hundred Percent (100%) of the capital stock of Borrower;

     (S) IBM ceases to be an Authorized Supplier;

     (T) Any Transaction Document expires or is terminated;

     (U) The Congress Intercreditor Agreement is terminated;

     (V) A Default occurs and is continuing under the Congress Credit Agreement; and

     (W) Any event or condition that could be reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.


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9.2. ACCELERATION. Upon the occurrence and during the continuance of an Event of
Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against any Loan Party: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(F) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and (b) immediately terminate the Credit Line hereunder.

9.3. REMEDIES. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Collateral, or IBM Credit may use (at the expense of Loan Parties) such of the supplies or space of such Loan Party at such Loan Party's place of business or otherwise, as may be necessary to properly administer and control the Collateral or the handling of collections and realizations thereon; ; and (ii) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

     (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of any Loan Party or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale.

If IBM Credit, in its sole discretion determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. The Borrower hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier (including any Authorized Supplier) of such Collateral constitutes a commercially reasonable sale. Each Loan Party agrees, at the request of IBM Credit, to assemble the Collateral or Other Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of any Loan Party or elsewhere, and to make available to IBM Credit the premises and facilities of any Loan Party for the purpose of IBM Credit's taking possession of, removing or putting such Collateral or Other Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

     (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by any Loan Party in its businesses or in connection with any of the Collateral.

     (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of any Loan Party's Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Each Loan Party shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to each Loan Party or its successors or assigns, any surplus resulting therefrom.


                                    34 of 40

     (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

9.4. WAIVER. If IBM Credit seeks to take possession of any of the Collateral by any court process, each Loan Party hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, each Loan Party waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Each Loan Party further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

                            SECTION 10. MISCELLANEOUS

10.1. TERM; TERMINATION. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by Borrower that it intends to terminate this Agreement which date shall be no less than ninety (90) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

     (B) Until the indefeasible payment in full of all of each Loan Party's Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair (i) each Loan Party's Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to and after such termination, or (ii) IBM Credit's rights hereunder, including, without limitation IBM Credit's security interest in the Collateral. On and after a Termination Date IBM Credit may, but shall not be obligated to, upon the request of Borrower, continue to provide Advances hereunder.

10.2. INDEMNIFICATION. Each of the Borrower and the Guarantors hereby jointly and severally agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) each Loan Party, (ii) any Person that shall be acquired by any Loan Party or (iii) any Person that any Loan Party may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of any Loan Party in connection therewith. Notwithstanding the foregoing, none of the Borrower or any of the Guarantors shall be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

10.3. ADDITIONAL OBLIGATIONS. IBM Credit, without waiving or releasing any Obligation or Default of any Loan Party, may perform any Obligations of the any Loan Party that any Loan Party shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation to do so, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

10.4. LIMITATION OF LIABILITY. NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY LOAN PARTY IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT, ANY


                                    35 of 40

DELAY, OMISSION OR ERROR IN THE ELECTRONIC TRANSMISSION OR RECEIPT OF ANY E-DOCUMENT, OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO ANY LOAN PARTY OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE EVENT BORROWER REQUESTS IBM CREDIT TO EFFECT A WITHDRAWAL OR DEBIT OF FUNDS FROM AN ACCOUNT OF BORROWER, THEN IN NO EVENT SHALL IBM CREDIT BE LIABLE FOR ANY AMOUNT IN EXCESS OF ANY AMOUNT INCORRECTLY DEBITED, EXCEPT IN THE EVENT OF IBM CREDIT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM ITS OBLIGATIONS IN CONNECTION WITH ANY E-DOCUMENT, WHERE SUCH FAILURE RESULTS FROM ANY ACT OF GOD OR OTHER CAUSE BEYOND SUCH PARTY'S REASONABLE CONTROL (INCLUDING, WITHOUT LIMITATION, ANY MECHANICAL, ELECTRONIC OR COMMUNICATIONS FAILURE) WHICH PREVENTS SUCH PARTY FROM TRANSMITTING OR RECEIVING E-DOCUMENTS.

10.5. ALTERATION/WAIVER. This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by each Loan Party signatory to such agreement and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by each Loan Party of any undertakings, agreements, covenants, warranties and representations of this Agreement or any Other Document shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by any Loan Party under this Agreement or any of the Other Documents shall not waive or affect any other Default by any Loan Party under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of any Loan Party contained in this Agreement or the Other Documents and no Default by any Loan Party shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

10.6. SEVERABILITY. If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

10.7. ONE LOAN. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Borrower under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by any Loan Party to IBM Credit or any assignor of IBM Credit.

10.8. ADDITIONAL COLLATERAL. All monies, reserves and proceeds received or collected by IBM Credit with respect other property of any Loan Party in possession of IBM Credit at any time or times hereafter are hereby pledged by such Loan Party to IBM Credit as security for the payment of each Borrower's Obligations and shall be applied promptly by IBM Credit on account of Borrower's Obligations; provided, however, IBM Credit may release to the Borrower such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

10.9. NO MERGER OR NOVATIONS. (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by each any Loan Party and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of each Loan Party under the Existing Financing Agreement and any Other Document. Each Loan Party acknowledges and agrees that such Obligations outstanding as of the date hereof have not


                                    36 of 40
been satisfied or discharged and that this Agreement is not intended to effect a novation of any Loan Party's Obligations under the Existing Financing Agreement and any Other Document.

     (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of any Loan Party to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

10.10. PARAGRAPH TITLES. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

10.11. BINDING EFFECT; ASSIGNMENT. This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the each Loan Party and their respective successors and assigns; provided, that no Loan Party shall have the right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit.

10.12. OBLIGATIONS. Subject to Section 10.5 above, the Obligations and any terms and provisions herein may be modified or amended only by a document signed by IBM Credit and the other parties hereto.

10.13. NOTICES; E-BUSINESS ACKNOWLEDGMENT. (A) Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (ii) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i) If to IBM Credit at:                            (ii) If to Borrower at:

      IBM Credit Corporation                             Supplies Distributors, Inc.
      4000 Executive Parkway, Third Floor                500 North Central Expressway
      San Ramon, CA  94583                               Plano, TX  75074
      Attention:  Region Manager, West                   Attention: Mr. Joe Farrell
      Facsimile: (925) 277-5675                                     President
                                                         Facsimile: (888) 330-5504

(iii) If to Holdings at:                            (iv) If to PFS:

      Business Supplies Distributors Holdings, LLC       Priority Fulfillment Services, Inc.
      500 North Central Expressway                       500 North Central Expressway
      Plano, TX  75075                                   Plano, TX  75074
      Attention: Mr. Joe Farrell, Manager                Attention: Mr. Thomas J. Madden
      Facsimile: (888) 330-5504                                     Executive Vice President,
                                                                    Chief Financial Officer
                                                         Facsimile: (888) 330-5504

(v)   If to IFP at:                                 (vi) If to PFSweb at:

      Inventory Financing Partners, LLC                  PFSweb, Inc.
      500 North Central Expressway                       500 North Central Expressway
      Plano, TX  75074                                   Plano, TX  75074
      Attention: Mr. Joe Farrell, Manager                Attention: Mr. Thomas J. Madden
      Facsimile: (888)330-5504                                      Executive Vice President,
                                                                    Chief Financial Officer
                                                         Facsimile: (888) 330-5504


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

or to such other address or number as each party designates to the other in the manner prescribed herein.

     (B) (i) Each party may electronically transmit to or receive from the other party certain documents set forth in Attachment J ("E-Documents") via the Internet or electronic data interchange ("EDI"). Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be sent directly or through any third party service provider ("Provider") with which either party may contract. Each party shall be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party shall be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to each Loan Party will be specific to such Loan Party and will require such Borrower's or Loan Parties' registration with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by such Loan Party, IBM Credit shall provide an ID and password(s) to an individual designated by such Loan Party ("Recipient"). Each Loan Party accepts responsibility for the designated individual's distribution of the ID and password(s) within its organization and each Loan Party will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Each Loan Party will conduct an annual review of all IDs and passwords to ensure they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents shall not be deemed to have been properly received, and no E-Document shall give rise to any obligation, until accessible to the receiving party at such party's receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party shall promptly transmit a functional acknowledgment in return. A functional acknowledgment shall constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party shall promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party's records of the contents of such E-Document shall control.

(ii) Each party shall use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this Section 10.13 shall have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this Section 10.13 shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by any Loan Party's ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by such Loan Party. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

RECIPIENT INFORMATION for Internet transmissions:

Name of Borrower's, Holdings' and IFP's Designated Central Contact Authorized to Receive IDs and Passwords:

                Joe Farrell
E-MAIL ADDRESS: jfarrell@pfsweb.com
PHONE NUMBER:


                                    38 of 40

Name of PFS's and PFSweb's Designated Central Contact Authorized to Receive IDs and Passwords:

                Thomas J. Madden
E-MAIL ADDRESS: tmadden@pfsweb.com
PHONE NUMBER:

10.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

10.15. ATTACHMENT A MODIFICATIONS. IBM Credit may modify the Product Financing Period set forth in Attachment A from time to time if on at least two occasions during any three-month period a Shortfall Amount has become due and payable and may modify the Collateral Insurance Amount set forth in Attachment A from time to time, in each case, by providing each Loan Party with a new Attachment A. Any such new Attachment A shall be effective as of the date specified in the new Attachment A.

10.16. SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW. TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, EACH OF LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

     (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER DOCUMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 10.12 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

     (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

10.17. JURY TRIAL WAIVER. EACH OF IBM CREDIT AND EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND ANY LOAN PARTY ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.


               THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.


                                    39 of 40

     IN WITNESS WHEREOF, each Loan Party has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal, if any, to be affixed hereto as of the date first written above.

IBM CREDIT CORPORATION                          SUPPLIES DISTRIBUTORS, INC.

By:                                             By:
   -----------------------------------------       ---------------------------------------
Print Name:                                     Print Name:
           ---------------------------------               -------------------------------
Title:                                          Title:
      --------------------------------------          ------------------------------------

BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC    PRIORITY FULFILLMENT SERVICES, INC.

By:                    as Managing Member
   -------------------
By:                                             By:
   -----------------------------------------       ---------------------------------------
Print Name:                                     Print Name:
           ---------------------------------               -------------------------------
Title:                                          Title:
      --------------------------------------          ------------------------------------

INVENTORY FINANCING PARTNERS, LLC               PFSWEB, INC.

By:                    as Managing Member
   -------------------
By:                                             By:
   -----------------------------------------       ---------------------------------------
Print Name:                                     Print Name:
           ---------------------------------               -------------------------------
Title:                                          Title:
      --------------------------------------          ------------------------------------


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